Exhibit 99.1

Contacts:	Donald H. Anderson, President/CEO
Randall J. Larson, Executive Vice President/CFO
303-626-8200

TRANSMONTAIGNE INC. ANNOUNCES 99.25% OF ITS 9-1/8% SENIOR SUBORDINATED
NOTES DUE 2010 RECEIVED IN TENDER OFFER; EXTENDS EXPIRATION DATE

Monday, August 7, 2006	Immediate Release

Denver, Colorado — TransMontaigne Inc. (NYSE: TMG) (the “Company”) today announced in connection with its previously announced offer to purchase and consent solicitation with respect to its 9-1/8% Senior Subordinated Notes due 2010 (CUSIP No. 893934AB5 and ISIN US893934AB55) (the “Notes”), that the consent solicitation expired at 5:00 p.m., New York City time, on August 4, 2006.  As of that time, the Company received valid tenders and consents from holders of $198,505,000 of its $200,000,000 aggregate principal amount of the Notes.  This represents approximately 99.25% of the outstanding Notes.  Accordingly, the requisite consents to amend the Indenture for the Notes as proposed have been received. On August 4, 2006, the Company entered into the Third Supplemental Indenture, which amended the Indenture to eliminate substantially all of the restrictive covenants and certain events of default in the manner set forth in the Offer to Purchase and Consent Solicitation Statement dated July 24, 2006.

The Company also announced that the expiration date for the tender offer has been extended from 11:59 p.m., New York City time on August 17, 2006, to 8:00 a.m., New York City time, on September 1, 2006.  As a result, the new price determination date (the date the total consideration payable to tendering noteholders will become fixed) will be 2:00 p.m. EDT on August 18, 2006, unless extended.

Except for the extension described above, all of the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement remain unchanged.  As previously announced, the offer is being made in connection with the Company’s previously announced merger with a subsidiary of Morgan Stanley Capital Group Inc. and remains subject to the satisfaction of certain conditions, including the consummation of the merger.  Except as described in this press release, the terms of the offer are described in the Offer to Purchase and Consent Solicitation Statement dated July 24, 2006, copies of which may be obtained from Global Bondholder Services, the information agent for the offer, at (866) 795-2200 (US toll free) and (212) 430-3774 (collect).

TransMontaigne has engaged Morgan Stanley & Co. Incorporated to act as the exclusive dealer manager and solicitation agent in connection with the offer.  Questions regarding the offer may be directed to Morgan Stanley & Co. Incorporated, at (800) 624-1808 (US toll-free) and (212) 761-5746 (collect), attention Jeremy Warren.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities.  The offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated July 24, 2006.

Additional Information and Where to Find It

On July 25, 2006, TransMontaigne filed definitive proxy materials, which contained the merger agreement and related documents, with the SEC and began mailing to its stockholders definitive proxy materials regarding the merger transaction on or about July 28, 2006. Such proxy materials contain information about TransMontaigne, the proposed merger and related matters. Stockholders are urged to read the proxy statement carefully, as it contains important information that stockholders should consider before making a decision about the proposed merger. In addition to receiving the proxy statement from TransMontaigne by mail, stockholders may obtain the proxy statement, as well as other filings containing information about TransMontaigne, without charge, from the SEC’s website (http://www.sec.gov) or, without charge, from TransMontaigne at http://www.transmontaigne.com.

This announcement is neither a solicitation of proxy, an offer to purchase, nor a solicitation of an offer to sell shares of TransMontaigne. TransMontaigne and its executive officers and directors may be deemed to be participants in the solicitation of proxies from TransMontaigne’s stockholders with respect to the proposed merger. Information regarding any interests that TransMontaigne’s executive officers and directors may have in the transaction will be set forth in the proxy statement.

About TransMontaigne Inc.

TransMontaigne Inc. is a refined petroleum products marketing and distribution company based in Denver, Colorado with operations in the United States, primarily in the Gulf Coast, Midwest and East Coast regions. The Company’s principal activities consist of (i) terminal, pipeline, and tug and barge operations, (ii) marketing and distribution, (iii) supply chain management services and (iv) managing the activities of TransMontaigne Partners L.P. (NYSE: TLP).  The Company’s customers include refiners, wholesalers, distributors, marketers, and industrial and commercial end-users of refined petroleum products.  Corporate news and additional information about TransMontaigne Inc. is available on the Company’s web site: www.transmontaigne.com

FORWARD-LOOKING STATEMENTS

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.  These forward-looking statements include statements regarding the proposed transactions.  These statements are based on the current expectations of management of TransMontaigne.  There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document.  For example, (1) the offer may not close because  the merger is not consummated as (A) TransMontaigne may be unable to obtain stockholder approval required for the merger transaction; or (B) other conditions to the closing of the merger transaction may not be satisfied or the merger agreement may be terminated prior to closing; and (2) the merger transaction may involve unexpected costs or unexpected liabilities, the businesses of TransMontaigne may suffer as a result of uncertainty surrounding the merger transaction and TransMontaigne may be adversely affected by other economic, business, and/or competitive factors.  Additional factors that may affect the future results of TransMontaigne are set forth in our Annual Report on Form 10-K for the year ended June 30, 2005 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 as filed with the SEC, which are available at www.transmontaigne.com.  TransMontaigne undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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